PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
February 21, 2012		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS FOURTH QUARTER
DILUTED EPS OF $0.36 AND BOOK VALUE PER COMMON SHARE OF $9.20

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income of $14.4 million, or $0.36 per diluted common share for the fourth quarter of 2011, and $39.8 million, or $1.03 per diluted common share, for the year ended December 31, 2011 versus $9.6 million, or $0.40 per diluted common share, for the fourth quarter of 2010 and $29.5 million, or $1.41 per diluted common share, for the year ended December 31, 2010.
Fourth Quarter 2011 Highlights

•	Book value per common share of $9.20 at December 31, 2011 versus $9.15 at September 30, 2011 and $9.64 at December 31, 2010.

•	Annualized return on average equity of 15.6% during the fourth quarter of 2011.

•	Net interest spread of 2.56% for the fourth quarter of 2011 versus 2.43% for the third quarter of 2011 and 3.06% for the fourth quarter of 2010.

•	The investment portfolio prepaid at a constant prepayment rate, or CPR, of 17.8% for the fourth quarter of 2011 versus a CPR of 17.0% for the third quarter of 2011.

•
Increased the dividend during the quarter to $0.28 per share to common shareholders for the quarter for an annualized dividend yield of 12.3% based on the December 30, 2011 closing stock price of $9.13.

•	Overall leverage was 6.0 times equity capital at December 31, 2011 compared to 6.1 times at September 30, 2011 and 4.6 times at December 31, 2010.
As previously announced, the Company's quarterly conference call to discuss the fourth quarter results is February 22, 2012 at 11:00 a.m. ET. Interested investors may access the call and the related slides by dialing 1-877-317-6789 or by webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations/IR Highlights.”
As also previously announced, the Company completed the issuance of 13,332,487 new common shares at a price of $9.12 per share in an underwritten secondary offering for approximately $120.0 million in net proceeds which closed on February 1, 2012.
Commenting on the Company's operating results and the recent offering of common stock, Mr. Thomas

Akin, Chairman and Chief Executive Officer, commented, "We continue to generate solid results in this low interest rate but volatile market environment. Our return on average equity for the quarter was an annualized 15.6% due in large part to our increasing net interest spread during the quarter. The improvement in net interest spread to 2.56% this quarter from 2.43% in the third quarter of 2011 relates primarily to the rotation of our investment portfolio into higher yield non-Agency CMBS and CMBS IOs earlier in the year, the full benefit of which was realized during the fourth quarter, and lower premium amortization during the fourth quarter compared to the third quarter of 2011. The rotation into CMBS investments also helped our book value to modestly increase to $9.20 per common share at the end of 2011 versus $9.15 at the end of the third quarter. Our focus continues to be constructing an investment portfolio of short duration, high quality investments which we believe is appropriate given current economic and government policy uncertainty. With that in mind, we continue to see attractive opportunities in both Agency and non-Agency MBS to invest the proceeds from our recent capital raise. We have largely completed investing proceeds from the capital raise earlier this month and expect to have fully invested the proceeds by no later than the end of the quarter. Finally, in light of the Federal Reserve's recent statement that economic conditions--including low rates of resource utilization and a subdued outlook for inflation over the medium run--are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014, we believe the operating environment remains favorable for our business."
Results of Operations
Net interest income increased to $17.0 million for the fourth quarter of 2011 versus $10.9 million for the fourth quarter of 2010. Most of the increase is attributable to growth in average interest earning investments to $2,487.2 million for the fourth quarter of 2011 from $1,244.1 million for the fourth quarter of 2010, partially offset by a decline in the yield on interest earning assets from the fourth quarter of 2010 to the same period in 2011. Net interest income for the fourth quarter of 2011 includes $0.6 million from yield maintenance payments received on certain non-Agency CMBS. Amortization of investment purchase premium, which reduces interest income, was $9.8 million for the fourth quarter of 2011 versus $1.4 million for the fourth quarter of 2010 and $10.4 million for the third quarter of 2011. The prepayment rate as measured by CPR for the fourth quarter of 2011 for the entire investment portfolio was 17.8% versus 17.0% for the third quarter of 2011. The Agency MBS portfolio prepaid at a 20.0% CPR (which includes both RMBS and CMBS) with Agency RMBS prepaying at 24.9% CPR for the fourth quarter.
Net portfolio interest spread for the fourth quarter of 2011 was 2.56% versus 3.06% for the fourth quarter of 2010 and 2.43% for the third quarter of 2011. The net portfolio interest spread of 2.56% is the difference between the yield on the Company's interest-earning investment portfolio of 3.76% and its cost of funds of 1.20%. The yield on interest-earning assets increased from the third quarter of 2011 by 0.17% as a result of the addition of non-Agency MBS during the fourth quarter of 2011. The cost of funds increased from the third quarter of 2011 by 0.04% primarily due to a 0.15% increase in repurchase agreement borrowing costs from typical year-end increases in LIBOR and European sovereign debt concerns.
Gain on sale of investments, net for the fourth quarter of 2011 of $0.8 million includes gain from the sale of short-reset Agency Hybrid ARMs with a par value of $33.0 million and Agency CMBS with a par value of $22.7 million. The Company continued its efforts to diversify its investment portfolio and took advantage of strong market demand in selling these assets.
Fair value adjustments, net in the accompanying statement of operations for the fourth quarter of 2011 primarily consists of an increase of $0.1 million in the fair value of the Company's Agency CMBS designated as trading instruments offset by a decrease of $0.2 million in the fair value of the interest rate swaps designated as trading instruments.
Financial Condition
The Company's investment portfolio was $2,501.0 million at December 31, 2011 versus $2,595.6 million at September 30, 2011. During the quarter, the Company increased its investment in non-Agency MBS to $421.1 million at December 31, 2011 from $403.7 million at September 30, 2011 and decreased its investments in Agency RMBS.
Agency MBS Investments
The following table presents the Agency MBS portfolio by category and certain other information as of and for the three months ended December 31, 2011:

($ in thousands)	Fair value	Amortized cost as a % of par (1)	WAVG MTR/Maturity	WAVG CPR-period
ARMs	$340,829	104.8%	7	19.5%
Hybrid ARMs	1,214,666	106.1%	38	26.9%
Fixed rate	409,664	107.5%	115	—%
Total (2)	$1,965,159	106.1%	49	20.0%
(1) Amortized cost as a percentage of par excludes premiums related to CMBS IO securities.
(2) Weighted averages, where applicable.
The following table summarizes certain information about the Company's Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended December 31, 2011	Quarter ended September 30, 2011	Quarter ended December 31, 2010
Weighted average annualized yield for the period	3.11%	3.11%	3.42%
Weighted average annualized cost of funds including interest rate swaps for the period	(0.91)%	(0.81)%	(0.64)%
Net interest spread for the period	2.20%	2.30%	2.78%
Average balance for the period	$1,963,313	$2,067,614	$839,076
Weighted average coupon	5.28%	5.13%	4.49%
Weighted average repurchase agreement original term to maturity (days), period end	57	45	50

Non-Agency Investments
Below is certain information about the Company's non-Agency MBS and securitized mortgage loan portfolio as of and for the quarter ended December 31, 2011:

($ in thousands)	CMBS	RMBS	Securitized loans
Principal balance	$359,853	$17,119	$110,479
Amortized cost basis, net of reserves	$397,227	$16,116	$113,703
Fair value	$405,826	$15,270	$101,116
Average balance for the period, amortized cost	$348,630	$14,463	$118,266
Weighted average annualized yield for the period	5.99%	6.27%	5.70%
Weighted average annualized cost of funds	(2.89)%	(1.67)%	(1.39)%
Net interest spread for the period	3.10%	4.60%	4.31%
Amortized cost (excluding reserves and I/O products) as a % of par	96.1%	94.1%	100.8%
Percentage 'AAA' and 'AA'-rated	75.8%	59.5%	58.0%
Percentage below 'AA'-rated	24.2%	40.5%	42.0%
The net interest spread for non-Agency investments was 3.63% for the fourth quarter of 2011 versus 3.09% for the third quarter of 2011. The change in the net interest spread from third quarter of 2011 to fourth quarter of 2011 was due to additional non-Agency CMBS purchases at higher effective yields coupled with a decline in financing costs due to fewer pay-fixed interest rate swaps as a percentage of outstanding repurchase agreements during the fourth quarter.
With respect to securitized mortgage loans, commercial mortgage loans represented approximately $67.7 million in principal balance and single-family mortgage loans represented approximately $47.7 million in principal balance at December 31, 2011. Seriously delinquent loans (loans 60+ days past due) totaled $18.4 million as of December 31, 2011, $18.7 million as of September 30, 2011, and $17.7 million as of December 31, 2010. As of December 31, 2011, the allowance for loan losses was $2.5 million for the Company's securitized mortgage loan portfolio.

Hedging Activities
During the fourth quarter of 2011, the Company entered into $95 million of pay-fixed interest rate swaps with an average rate of 1.45% and original weighted average maturity of 77 months. One interest rate swap with a notional amount of $25 million and an interest rate of 0.96% expired during the quarter. As of December 31, 2011, the Company had a total of $1,092 million in pay-fixed interest rate swaps with a weighted average rate of 1.58% and a weighted average remaining maturity of 36 months. Of this amount, $27 million are considered trading instruments and have a weighted average rate of 2.88% and weighted average remaining maturity of 62 months and are intended to offset market value changes of Agency CMBS with a par value at December 31, 2011 of $26.2 million which are also designated as trading instruments. The remaining interest rate swaps are being used to hedge the Company's exposure to changes in LIBOR under its repurchase agreement borrowings.
Shareholders' Equity
Shareholders' equity was $371.3 million as of December 31, 2011 versus $369.5 million at September 30, 2011 and $292.4 million as of December 31, 2010. The increase in shareholders' equity from September 30, 2011 was due to the excess of $14.4 million in net income over the increase in common stock dividends declared of $11.3 million and the net increase in additional paid-in capital of $0.4 million. These increases were partially offset by a decrease in accumulated other comprehensive income of $1.6 million due primarily to the decline in non-Agency MBS prices partially offset by an increase in value on the Company's interest rate swaps. The Company's common shares outstanding at December 31, 2011 were 40,382,530 versus 40,380,276 at September 30, 2011. After the Company closed its equity offering on February 1, 2012, the Company had 54,118,828 common shares outstanding inclusive of shares issued under the Company's at-the-market program.
The following table summarizes the allocation of the Company's shareholders' equity as of December 31, 2011 and the net interest income contribution for the quarters indicated to each component of the Company's balance sheet:

($ in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity	4Q11 Net Interest Income Contribution	3Q11 Net Interest Income Contribution
Agency RMBS	$1,577,250	$1,447,508	$129,742	34.9%	$8,337	$9,006
Agency CMBS	387,909	290,362	97,547	26.3%	2,738	2,007
Non-Agency RMBS	15,270	12,195	3,075	0.8%	179	151
Non-Agency CMBS	405,826	335,622	70,204	18.9%	4,242	2,370
Securitized mortgage loans (2)	113,703	79,001	34,702	9.4%	1,329	696
Other investments (2)	1,018	—	1,018	0.3%	26	29
Derivative instruments(3)	—	27,997	(27,997)	(7.5)%	—	—
Cash and cash equivalents	48,776	—	48,776	13.1%	—	1
Other assets/other liabilities	32,441	18,159	14,282	3.8%	—	—
	$2,582,193	$2,210,844	$371,349	100.0%	$16,851	$14,260

(1)
Associated financing for investments includes repurchase agreements, securitization financing issued to fourth parties and TALF financing (the latter two of which are presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Net interest income contribution amount is after provision for loan losses.

(3)
Net interest income contribution from derivative instruments designated as hedges of repurchase agreement financing is included within net interest income contribution amounts for each respective investment category.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments, our future investment strategies, our future leverage levels and financing strategies, and the expected performance of our investment portfolio and certain of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except per share data)

	December 31, 2011	December 31, 2010
ASSETS	(unaudited)
Agency MBS	$1,965,159	$1,192,579
Non-Agency MBS	421,096	267,356
Securitized mortgage loans, net	113,703	152,962
Other investments, net	1,018	1,229
	2,500,976	1,614,126
Cash and cash equivalents	48,776	18,836
Derivative assets	—	692
Principal receivable on investments	13,826	3,739
Accrued interest receivable	12,609	6,105
Other assets, net	6,006	6,086
Total assets	$2,582,193	$1,649,584
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,093,793	$1,234,183
Non-recourse collateralized financing	70,895	107,105
Derivative liabilities	27,997	3,532
Accrued interest payable	2,165	1,079
Accrued dividends payable	11,307	8,192
Other liabilities	4,687	3,136
Total liabilities	2,210,844	1,357,227

Shareholders’ equity:
Common stock, par value $.01 per share, 100,000,000 shares authorized; 40,382,530 and 30,342,897 shares issued and outstanding, respectively	404	303
Additional paid-in capital	634,683	538,304
Accumulated other comprehensive (loss) income	(3,255)	10,057
Accumulated deficit	(260,483)	(256,307)
Total shareholders' equity	371,349	292,357
Total liabilities and shareholders’ equity	$2,582,193	$1,649,584

Book value per common share	$9.20	$9.64

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except per share data)
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest income:				(audited)
Agency MBS	$15,154	$7,835	$56,814	$22,920
Non-Agency MBS	6,862	3,904	18,825	13,491
Securitized mortgage loans	1,662	2,508	7,615	12,234
Other investments	26	31	117	125
Cash and cash equivalents	—	3	6	11
	23,704	14,281	83,377	48,781
Interest expense:
Repurchase agreements	6,075	2,071	19,569	6,368
Non-recourse collateralized financing	657	1,315	4,513	7,989
	6,732	3,386	24,082	14,357
Net interest income	16,972	10,895	59,295	34,424
Provision for loan losses	(121)	(610)	(871)	(1,379)
Net interest income after provision for loan losses	16,851	10,285	58,424	33,045
Litigation settlement and related costs	—	—	(8,240)	—
(Loss) gain on extinguishment of debt	—	—	(1,970)	561
Gain on sale of investments, net	773	2,098	2,096	2,891
Fair value adjustments, net	(19)	64	(676)	294
Other income, net	50	110	134	1,498
General and administrative expenses:
Compensation and benefits	(1,874)	(1,898)	(5,321)	(4,930)
Other general and administrative	(1,375)	(1,013)	(4,635)	(3,887)
Net income	14,406	9,646	39,812	29,472
Preferred stock dividends	—	—	—	(3,061)
Net income to common shareholders	$14,406	$9,646	$39,812	$26,411
Weighted average common shares:
Basic	40,381	23,717	38,580	17,595
Diluted	40,381	24,368	38,581	20,919
Net income per common share:
Basic	$0.36	$0.41	$1.03	$1.50
Diluted	$0.36	$0.40	$1.03	$1.41
Dividends declared per common share	$0.28	$0.27	$1.09	$0.98